FactSet Research Systems Inc.
601 Merritt 7	Exhibit 99.1
Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

News Release FOR IMMEDIATE RELEASE	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

FactSet Reports Record Results for the Fourth Quarter of Fiscal 2015

●	ASV increased $36.9 million to $1.058 billion, up 9.2% organically
●	Diluted EPS rose 13.0% to $1.48
●	User count grew to 62,205, reflecting 3,210 net new users; FactSet’s highest ever quarterly increase
●	FactSet agreed to acquire Portware, LLC, a leading provider of multi-asset trade automation solutions

NORWALK, Conn., September 22, 2015 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated global financial information and analytical applications to the investment community, today announced its results for the fourth quarter of fiscal 2015.

For the quarter ended August 31, 2015, revenues advanced to $261.8 million. Included in this total was $2.4 million from acquisitions completed since August 2014. Operating income was $85.7 million compared to $79.4 million in the year ago quarter. Net income was $62.2 million versus $55.4 million a year ago. Diluted earnings per share were $1.48 compared to $1.31 in the same period of fiscal 2014.

Adjusted operating income increased 11.7% over the prior year fourth quarter. Current year adjusted operating income excludes $3.0 million of pre-tax charges related primarily to the vesting of performance-based equity instruments. Adjusted net income advanced 11.9% over the prior year and excludes the after-tax expense of $2.1 million from the vesting of performance-based equity instruments and income tax benefits of $2.3 million from finalizing prior year tax returns and other discrete items.

Adjusted diluted EPS rose 13.0% to $1.48 and excludes income tax benefits of $0.05 and the $0.05 charge from vesting performance-based equity instruments.

A reconciliation between GAAP and adjusted financial measures is presented on page 10 of this press release.

Consolidated Statements of Income

(Condensed and Unaudited)
	Three Months Ended August 31,
(In thousands, except per share data)	2015	2014	Change
Revenues	$261,779	$238,664	9.7%
Adjusted Operating income	$88,663	$79,386	11.7%
Adjusted Net income	$62,001	$55,407	11.9%
Adjusted Diluted earnings per share	$1.48	$1.31	13.0%
Diluted weighted average shares	41,995	42,386

“Fiscal 2015 was our 35th consecutive year of revenue growth and our 19th consecutive year of positive earnings growth as a public company,” said Phil Snow, CEO. “Our ASV growth rate accelerated to 9.2%, our highest rate of growth in over three years, while our 13.0% EPS increase represented our 21st consecutive quarter of double-digit adjusted EPS growth. I am also pleased by the record quarterly increase in users during our recently completed fourth quarter and excited about Portware joining FactSet. Strategically, Portware will act as a platform for us to increase value to global asset managers by expanding our capabilities to include multi-asset trade automation.”

Annual Subscription Value (“ASV”)

ASV was $1.058 billion at August 31, 2015, up 9.2% organically over the prior year. Excluding the effects of foreign currency, ASV increased $36.9 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients. Buy-side clients account for 82.5% of ASV and the remainder is derived from sell-side firms that perform Mergers & Acquisitions (“M&A”) advisory work, capital markets services and equity research. The buy-side and sell-side ASV growth rates were 9.0% and 9.8%, respectively. Supplementary tables covering buy-side and sell-side ASV growth rates are presented on page 10 of this press release.

Financial Highlights – Fourth Quarter of Fiscal 2015

●	ASV from U.S. operations was $715 million and $343 million was related to international operations.
●	U.S. revenues were $176.5 million. Excluding incremental revenue from acquisitions completed in the past 12 months, the U.S. growth rate was 8.0%.
●	Non-U.S. revenues rose to $85.3 million. Excluding the impact of foreign currency, the international growth rate was 11.6%.
●

Adjusted operating margin was 33.9%, compared to an operating margin of 33.3% a year ago. The current year adjusted operating margin excludes $3.0 million of incremental compensation expense from the vesting of performance-based equity instruments.

●

The effective tax rate for the fourth quarter was 27.7%, as compared to 30.4% a year ago. Excluding income tax benefits from finalizing prior year tax returns and other discrete items, the current year annual effective tax rate was 30.3% compared to 30.4% in the prior period.

●	Quarterly free cash flow was $73.3 million, an increase of 12.3% over the prior year.

Operational Highlights – Fourth Quarter of Fiscal 2015

●	Users of the FactSet workstation rose by a quarterly record of 3,210 professionals.
●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 94%, up from 93% in the prior year fourth quarter.
●	Client count rose by 61 and totaled 2,976 at August 31, 2015.
●	Employee count was 7,360 at August 31, 2015, up 10.9% over last year.
●	Capital expenditures were $10.3 million and primarily related to purchases of computer equipment.
●	A regular quarterly dividend of $18.2 million or $0.44 per share was paid on September 15, 2015, to common stockholders of record as of August 31, 2015.
●	The Company repurchased 479,383 shares for $78.5 million during the quarter. At August 31, 2015, $134.2 million remained authorized for further repurchases.
●	Common shares outstanding were 41.3 million at August 31, 2015.
●	The Company held its European Symposium in June 2015, with 100 industry professionals from 59 firms in attendance.
●	FactSet was awarded the Best Research and Analytics tool at the 2015 Systems in the City Awards in July 2015.
●	FactSet was named as one of the “100 Best Workplaces for Millennials” in the U.S. by Great Place to Work® and Fortune.

Full Year Fiscal 2015 Highlights

●	ASV rose $88.4 million to $1.058 billion, up 9.2% organically.
●	Revenues were $1.007 billion, an organic increase of 8.9%.
●	Diluted EPS rose 16.1% to $5.71.
●	Free cash flow grew by 13.5% and totaled $280.8 million.
●	Users grew 13.9% to 62,205 professionals.
●	Client count was 2,976, up 6.7%, excluding 50 new clients acquired from the acquisition of Code Red.
●	FactSet returned $322.8 million to stockholders in the form of share repurchases and dividends.
●	The Company completed the strategic acquisition of Code Red in February 2015.

Portware Acquisition

On September 21, 2015, FactSet entered into a definitive purchase agreement to acquire all the issued and outstanding membership interests of Portware, LLC for cash consideration of $265 million, partially offset by expected income tax benefits with an estimated present value of $50 million as a result of the transaction. Based in New York City, Portware is a privately held company and a leading provider of multi-asset trade automation solutions for mega and large global asset managers. Portware combines artificial intelligence and quantitative analytics with advanced visualization, algo management, transaction cost analysis and commission optimization tools for real-time decision support. The platform includes pre-, intra- and post-trade analytics, smart order routing and customizable execution strategies that empower traders with control to optimize trade execution and maximize alpha. Global asset managers favor Portware’s ability to automate their most complex workflows and strategies across multiple asset classes, including equities, FX, futures, options, fixed income and OTC instruments.

Portware’s current client list includes approximately 60 well-established global asset managers with total ASV of $41 million. The company currently has 174 employees located in its New York, London, Hong Kong, and Hyderabad, India offices. The transaction was approved by the Board of Directors of FactSet on September 21, 2015, and is expected to close before the end of the 2015 calendar year, subject to regulatory review by FINRA.

In the first full quarter after close, the acquisition is expected to be $0.03 dilutive to GAAP diluted EPS. Excluding amortization of acquired intangible assets, the acquisition is expected to be $0.02 accretive. FactSet forecasts Portware to be accretive to quarterly GAAP diluted EPS within 12 months after closing.

FactSet plans to borrow $265 million under its revolving credit facility in order to finance the acquisition. Upon closing of the acquisition, FactSet will carry $300 million in total debt under the revolving credit facility with Bank of America at an interest rate of one-month LIBOR plus 0.75%. The credit facility has a three-year term and may be expanded up to $400 million.

Please refer to FactSet’s press release separately issued today for further information about the Portware acquisition.

Election of new Director, Laurie Siegel

On September 21, 2015, the Board of Directors of FactSet elected a new director, Laurie Siegel. She will stand for election by a vote of stockholders at the Company’s 2015 Annual Meeting of Stockholders. Ms. Siegel has not yet been appointed to serve on any of the committees of the Board.

Ms. Siegel, age 59, is a business and human resources consultant who currently serves as a member of the board of directors of CenturyLink, Inc., a global broadband telecommunications and data hosting company, and of Volt Information Sciences, a provider of global infrastructure solutions in technology, information services and staffing acquisition. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. She was previously a director of global compensation at Avon Products and a principal of Strategic Compensation Associates. Ms. Siegel has an MBA and a Master’s degree in City and Regional Planning, both from Harvard University. She completed her Bachelor’s degree at the University of Michigan.

Phil Hadley, Executive Chairman of FactSet said, “We are pleased to welcome Laurie Siegel to our Board of Directors. Laurie brings to our Board a wealth of experience in compensation and talent management, which we hope to leverage to enhance our own development processes. She has seen how successful, large, global human resource practices enable a company to stay ahead of the competition.”

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2016 Expectations (the expectations below do not include results from the expected acquisition of Portware)

●	Revenues are expected to range between $265 million and $269 million.
●	Operating margin is expected to range between 33.0% and 34.0%.
●	The annual effective tax rate is expected to range between 31.0% and 32.0% and assumes the U.S. Federal R&D tax credit will not be re-enacted by the end of the first quarter of fiscal 2016.
●

GAAP diluted EPS should range between $1.46 and $1.48. The lapse in the U.S. Federal R&D tax credit on December 31, 2014, reduced each end of the GAAP diluted EPS range by $0.02 compared to the recently completed fourth quarter.

●

If the U.S. Federal R&D tax credit is re-enacted by November 30, 2015, diluted EPS would range between $1.51 and $1.53. FactSet would also recognize an income tax benefit of $0.14 per share if the R&D tax credit could be retroactively applied to previous periods.

Conference Call

The Company will host a conference call today, September 22, 2015 at 11:00 a.m. (Eastern Time) to review the fourth quarter fiscal 2015 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including operating income, net income and diluted earnings per share have been adjusted. Adjusted operating income during the current year fourth quarter excludes $3.0 million of pre-tax charges related primarily to the vesting of performance-based equity instruments. Adjusted net income during the current year fourth quarter excludes the after-tax expense of $2.1 million from vesting performance-based equity instruments and income tax benefits of $2.3 million from finalizing prior year tax returns and other discrete items. Fiscal 2015 fourth quarter adjusted diluted EPS of $1.48 excludes $0.05 in income tax benefits and $0.05 from vesting performance-based equity instruments. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the recently completed fourth quarter was $83.6 million of net cash provided by operations and $10.3 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 62,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands, except per share data)	2015	2014	2015	2014

Revenues	$261,779	$238,664	$1,006,768	$920,335

Operating expenses
Cost of services	107,595	92,521	405,339	353,686
Selling, general and administrative	68,531	66,757	269,511	264,430
Total operating expenses	176,126	159,278	674,850	618,116

Operating income	85,653	79,386	331,918	302,219

Other income, net	391	227	1,836	1,245
Income before income taxes	86,044	79,613	333,754	303,464

Provision for income taxes	23,860	24,206	92,703	91,921
Net income	$62,184	$55,407	$241,051	$211,543

Diluted earnings per common share	$1.48	$1.31	$5.71	$4.92

Diluted weighted average common shares	41,995	42,386	42,235	42,970

FactSet Research Systems Inc.

Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended August 31,		Twelve Months Ended August 31,
(In thousands)	2015	2014	2015	2014

Net income	$62,184	$55,407	$241,051	$211,543

Other comprehensive (loss) income, net of tax
Net unrealized (loss) gain on cash flow hedges*	(579)	(268)	(868)	5,357
Foreign currency translation adjustments	490	(4,304)	(25,263)	7,895
Other comprehensive (loss) income	(89)	(4,572)	(26,131)	13,252
Comprehensive income	$62,095	$50,835	$214,920	$224,795

* For the three and twelve months ended August 31, 2015, the unrealized loss on cash flow hedges were net of tax benefits of $340 and $512, respectively. For the three and twelve months ended August 31, 2014, the unrealized (loss) gain on cash flow hedges was net tax benefits of $159 and tax expense of $3,193, respectively.

FactSet Research Systems Inc.

Consolidated Balance Sheets - Unaudited

	August 31,	August 31,
(In thousands)	2015	2014

ASSETS
Cash and cash equivalents	$158,914	$116,378
Investments	23,497	20,008
Accounts receivable, net of reserves	95,064	90,354
Prepaid taxes	4,808	6,532
Deferred taxes	2,105	1,841
Prepaid expenses and other current assets	19,786	14,662
Total current assets	304,174	249,775

Property, equipment, and leasehold improvements, net	59,264	57,641
Goodwill	308,287	285,608
Intangible assets, net	40,052	41,855
Deferred taxes	20,599	22,377
Other assets	4,295	5,956
TOTAL ASSETS	$736,671	$663,212

LIABILITIES
Accounts payable and accrued expenses	$33,880	$26,971
Accrued compensation	44,916	42,481
Deferred fees	38,488	36,504
Taxes payable	3,755	5,036
Deferred taxes	562	-
Dividends payable	18,179	16,299
Total current liabilities	139,780	127,291

Deferred taxes	1,697	2,921
Taxes payable	6,776	5,501
Long-term debt	35,000	-
Deferred rent and other non-current liabilities	21,834	16,417
TOTAL LIABILITIES	$205,087	$152,130

STOCKHOLDERS’ EQUITY
Common stock	$503	$491
Additional paid-in capital	542,355	413,754
Treasury stock, at cost	(988,873)	(734,746)
Retained earnings	1,021,651	849,504
Accumulated other comprehensive loss	(44,052)	(17,921)
TOTAL STOCKHOLDERS’ EQUITY	531,584	511,082
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$736,671	$663,212

 FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

(In thousands)	Twelve Months Ended August 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$241,051	$211,543
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	31,349	34,435
Stock-based compensation expense	26,371	22,891
Deferred income taxes	(969)	(1,028)
Gain on sale of assets	(34)	(62)
Tax benefits from share-based payment arrangements	(28,948)	(11,955)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(4,300)	(13,299)
Accounts payable and accrued expenses	8,123	(2,903)
Accrued compensation	3,516	1,953
Deferred fees	53	3,594
Taxes payable, net of prepaid taxes	30,437	23,309
Prepaid expenses and other assets	(4,523)	(1,535)
Deferred rent and other non-current liabilities	4,322	(1,672)
Other working capital accounts, net	(6)	(248)
Net cash provided by operating activities	306,442	265,023

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(34,758)	(46,873)
Purchases of investments	(24,264)	(20,415)
Proceeds from sales of investments	19,827	14,323
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(25,682)	(17,743)
Net cash used in investing activities	(64,877)	(70,708)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(66,551)	(61,007)
Repurchase of common stock	(256,217)	(279,829)
Proceeds from debt	35,000	-
Debt issuance costs	(32)	-
Proceeds from employee stock plans	71,526	52,152
Tax benefits from share-based payment arrangements	28,948	11,955
Net cash used in financing activities	(187,326)	(276,729)

Effect of exchange rate changes on cash and cash equivalents	(11,703)	2,165

Net increase (decrease) in cash and cash equivalents	42,536	(80,249)

Cash and cash equivalents at beginning of period	116,378	196,627
Cash and cash equivalents at end of period	$158,914	$116,378

Reconciliation of GAAP to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended August 31,
(In thousands, except per share data)	2015	2014	Change
GAAP Operating income	$85,653	$79,386
Vesting performance-based equity instruments (a)	3,010	-
Adjusted Operating income	$88,663	$79,386	11.7%

GAAP Net income	$62,184	$55,407
Vesting performance-based equity instruments (a)(b)	2,097	-
Income tax benefits (c)	(2,280)	-
Adjusted Net income	$62,001	$55,407	11.9%

Adjusted Diluted earnings per common share	$1.48	$1.31	13.0%
Weighted average common shares (Diluted)	41,995	42,386

(a)

GAAP operating income in the fourth quarter of fiscal 2015 was adjusted to exclude $3.0 million of pre-tax charges related primarily to the vesting of performance-based equity instruments. The vesting of performance-based equity instruments increased stock-based compensation, net of tax, by $2.1 million, and reduced diluted earnings per share by $0.05.

(b)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, the pre-tax stock-based compensation charge of $2.1 million were taxed at the annual effective tax rate of 30.3%.

(c)

Current year GAAP net income was adjusted to exclude $2.1 million of income tax benefits related to finalizing prior year tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits.

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of ASV by client type, excluding currency, and may be useful to facilitate historical comparisons.

	Q4’15	Q3’15	Q2‘15	Q1‘15	Q4‘14	Q3’14	Q2‘14	Q1‘14
% of ASV from buy-side clients	82.5%	82.8%	82.8%	82.5%	82.6%	83.1%	82.7%	82.2%
% of ASV from sell-side clients	17.5%	17.2%	17.2%	17.5%	17.4%	16.9%	17.3%	17.8%

ASV Growth rate from buy-side clients	9.0%	8.5%	8.7%	8.9%	8.5%	8.0%	6.4%	6.2%
ASV Growth rate from sell-side clients	9.8%	10.9%	7.9%	6.7%	1.6%	0.0%	(0.5%)	(2.7%)
ASV Growth rate from all clients	9.2%	8.9%	8.5%	8.5%	7.3%	6.8%	5.5%	5.0%

The following table presents the calculation of the above-mentioned growth rates by client type for the fourth quarter of fiscal 2015.

	August 31,		Q4 2015
(In thousands)	2015	2014	ASV Growth Rate
As reported ASV	$1,057.8	$963.6
Less acquired ASV (a)	(9.7)	-
Currency impact (b)	3.9	-
Organic ASV total	$1,052.0	$963.6	9.2%
Buy-side	$867.9	$796.0	9.0%
Sell-side	$184.1	$167.6	9.8%

(a)	Acquired ASV from acquisitions completed in the last 12 months.

(b)

The negative impact from foreign currency movements over the past 12 months was added back in order to calculate total organic ASV. The foreign currency effect was primarily from ASV billed in Japanese Yen, which was negatively impacted by a decline in the Japanese Yen vs. the U.S. dollar.

Reconciliation of Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below.

Three Months Ended August 31, 2015

(Condensed and Unaudited)	GAAP	Vesting Performance-based Equity Instruments (b)	Income Tax Benefits (c)	Adjusted	YoY % Change	Stock-Based Compensation	Amortization of Intangible Assets	Non-GAAP
Operating Income	$85,653	$3,010		$88,663	11.7%	$9,260	$1,787	$99,710
Net Income (a)	$62,184	$2,097	$(2,280)	$62,001	11.9%	$6,454	$1,246	$69,701
Diluted EPS	$1.48	$0.05	$(0.05)	$1.48	13.0%	$0.15	$0.03	$1.66
Weighted Average Shares	41,995			41,995				41,995

(a)

For the purposes of calculating non-GAAP net income and non-GAAP diluted EPS, stock-based compensation expense and the amortization of intangible assets were taxed at the current year annual effective tax rate of 30.3%.

(b)

GAAP Operating Income excludes $3.0 million of pre-tax charges related primarily to the vesting of performance-based equity instruments. The vesting of performance-based equity instruments increased stock-based compensation, net of tax, by $2.1 million and reduced diluted earnings per share by $0.05.

(c)

GAAP net income was adjusted to exclude income tax benefits of $2.3 million from finalizing prior year tax returns and other discrete items. GAAP diluted EPS was adjusted to exclude $0.05 from these same income tax benefits.